                                                                      Exhibit 11



                           FIRST BELL BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                               DECEMBER 31, 1997

                                           TWELVE      TWELVE
                                           MONTHS      MONTHS
                                            ENDED       ENDED
                                          12/31/97    12/31/97
                                         ----------   ----------
                                           BASIC     FULLY DILUTED
Net income applicable to common stock    $7,574,787     $7,574,787

EARNINGS PER SHARE

Weighted average shares outstanding       6,168,862      6,168,862

Add:  Option common stock equivalents             -        144,660

Less:  MRP shares                           307,798        307,798

Add:  Granted MRP shares                          -        129,428
                                         ----------     ----------

                                          5,861,064      6,135,152

Earnings per share                       $     1.29     $     1.23
                                         ==========     ==========